Exhibit 23.5

To the board of directors and shareholders of
Magic Benelux B.V.
Pelrnolen 17
3994 XX HOUTEN

Dordrecht, January 9, 2009

Ref.: KH/VK/JV

Dear Sirs,

We consent to the incorporation by reference in this Registration Statement on form S-8 pertaining to Formula Systems (1985) Ltd. – Employees and Office Holders Share Option Plan (2008) (the “Plan”), of our report included in the annual report of Formula Systems (1985) Ltd. on Form 20-F for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission on June 30, 2008 as amended on Form 20-F/A filed with the Securities and Exchange Commission on December 29, 2008.

On behalf of Verstegen accountants en belastingadviseurs,

/s/ Drs. L.K. Hoogendoorn RA MGA
Drs. L.K. Hoogendoorn RA MGA.